PROMISSORY NOTE

BORROWER: Christenson Velagio, Inc.           LENDER: JMW Group, LLC
          1631 NW Thurman Street, Suite 200           805 SW Broadway, Suite 560
          Portland, Oregon 97209                      Portland, Oregon  97205
                                                      Telephone: (503) 419-3500

        Principal Amount: $180,000.00       Initial Interest Rate: 16.25%
                          Date of Note: August 1, 2005

         1. PROMISE TO PAY. Christenson Velagio, Inc. ("Borrower") promises to pay JMW Group, LLC ("Lender") in lawful money of the United States of America, the principal amount of One Hundred Eighty Thousand Dollars ($180,000.00.00), together with interest on the unpaid principal balance from and including July 25, 2005 until paid in full. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

         This Note is one of the 3 promissory notes issued by Borrower to supercede and replace the Promissory Note dated August 24, 2004 made and delivered by Borrower in favor of Destination Capital, LLC as referenced in that certain Assignment of Business Loan Agreement and Promissory Note of even date herewith.

         2. INTEREST RATE. Interest shall be calculated on the basis of a 365-day year and actual days elapsed and shall accrue on the unpaid balance of this Note at the prime rate of interest as publicly announced by U.S. Bank National Association, fully floating, plus 10% (1000 basis points). NOTICE:
Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

         3.       PAYMENT. Borrower will pay this Loan and Note as follows:

                  a. PAYMENTS. Commencing August 24, 2005, and continuing on the same day of each month thereafter, Borrower shall make monthly principal payments of $5,000 plus accrued and unpaid interest. In addition, Borrower shall make payments in the amount of any proceeds realized by Borrower or its parent, Microfield Group, Inc. ("Microfield" or "Guarantor"), from debt or equity offerings by Borrower or Microfield while the Loan is outstanding. In the event that one or more of the other promissory notes referenced in Section 1 above are also outstanding at such time, Borrower's additional payment shall be calculated as a proportionate amount of the offering proceeds based on the outstanding balance of each such promissory note at that time.

                  b. MATURITY. The outstanding principal balance and all accrued and unpaid interest shall be due and payable on or before July 24, 2008 (the "Maturity Date"); provided, however, that after the occurrence of an Event of Default, the outstanding principal and all accrued interest shall be payable on demand. In addition, the outstanding principal balance and all accrued and unpaid interest shall be due and payable in the event of (1) a sale of all or substantially all of the assets or stock of Borrower, or (2) the transfer of ownership or beneficial interest, by merger or otherwise, of 25% or more of the stock of Borrower.





1 - PROMISSORY NOTE
PDX/112816/141153/DLH/1385793.1

         4. APPLICATION OF PAYMENTS. Unless otherwise agreed or required by applicable law, payments will be applied first to expenses for which Borrower is liable hereunder (including unpaid collection costs and late charges), next to accrued and unpaid interest, and the balance to principal.

         5. PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of this Note and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. All or any portion of this Note may be prepaid at any time. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments under the payment schedule; early payments will reduce the outstanding principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of any disputed amount must be mailed or delivered to Lender at the address above.

         6. LATE CHARGE. If a payment is 10 days or more late, Borrower will pay to Lender a late charge equal to the lesser of 5.0% of the regularly scheduled payment or the maximum amount permitted under applicable law.

         7. INTEREST AFTER DEFAULT. Upon default, including failure to pay all amounts due upon final maturity of this Note, Lender may, at its option and if permitted by applicable law, increase the interest rate of this Note by 2.00 percentage points (200 basis points). The interest rate will not exceed the maximum rate permitted by law.

         8. DEFAULT. Each of the following shall constitute an event of default ("Event of Default") under this Note:

                  a. PAYMENT DEFAULT. Borrower fails to make any payment when due under this Note.

                  b. OTHER DEFAULTS. Borrower or any Grantor fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the Related Documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower. If any failure, other than a failure to pay money, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar breach within the preceding 12 months, it may be cured (and no Event of Default will have occurred) if Borrower or Grantor, as the case may be, after delivery of written notice from Lender demanding cure of such failure: (a) cures the failure within 15 days; or (b) if the cure requires more than 15 days, immediately initiates steps sufficient to cure the failure and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance within 60 days after notice is sent.







2 - PROMISSORY NOTE
PDX/112816/141153/DLH/1385793.1

                  c. DEFAULT IN FAVOR OF THIRD PARTIES. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sale agreement, or any other agreement in favor of any other creditor or person that may materially affect any of Borrower's property or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the Related Documents.

                  d. FALSE STATEMENTS. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the Related Documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

                  e. DEATH OR INSOLVENCY. The dissolution of Borrower (regardless of whether election to continue is made), or any other termination of Borrower's existence as a going business or the death of any Borrower, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

                  f. CREDITOR OR FORFEITURE PROCEEDINGS. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any Collateral securing the Loan.

                  g. EVENTS AFFECTING GUARANTOR. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the Indebtedness evidenced by this Note. In the event of a Guarantor's death, Lender, at its sole option, may permit the Guarantor's estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and in doing so, cure any Event of Default.

                  h. ADVERSE CHANGE. A material adverse change occurs in Borrower's financial condition, or Lender believes the prospect of payment performance of this Note has been impaired.

                  i. INSECURITY. Lender in good faith believes itself insecure.

         9. LENDER RIGHTS. Upon default, Lender may declare the entire unpaid principal balance of this Note and all unpaid interest and other amounts outstanding immediately due, and then Borrower will pay that amount.

         10. ATTORNEYS' FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's reasonable attorneys' fees and legal expenses, whether or not there is a lawsuit, including without limitation attorneys' fees and expenses incurred by Lender at trial, on appeal and in any arbitration or bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction). If not prohibited by




3 - PROMISSORY NOTE
PDX/112816/141153/DLH/1385793.1
applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.

         11. ASSIGNMENTS. Borrower acknowledges that Lender may (i) sell and assign its interest in the Note, the payments due thereunder and all Related Documents, in whole or in part, to an assignee (the "Assignee") which may be represented by a bank or trust company acting as a trustee of such Assignee. BORROWER ACKNOWLEDGES THAT ANY ASSIGNMENT OR TRANSFER BY LENDER OR ANY ASSIGNEE SHALL NOT MATERIALLY CHANGE BORROWER'S OBLIGATIONS UNDER THE ASSIGNED NOTE. Any Assignee shall be entitled to enforce all the rights so assigned but be under no obligation to Borrower to perform any of Lender's obligations under the assigned Note, the sole remedy of Borrower being against Lender with Borrower's right against Lender being unaffected except as provided herein. Borrower agrees that upon notice of assignment of this Note, it shall pay directly to the Assignee, unconditionally, all amounts which become due hereunder. Borrower specifically covenants and agrees that it will not assert against any Assignee any claims by way of abatement, defense, set-off, counterclaim, recoupment or otherwise which Borrower may have against Lender or any third party, and BORROWER SHALL NOT ASSERT AGAINST SUCH ASSIGNEE IN ANY ACTION FOR NOTE PAYMENTS OR OTHER MONEYS PAYABLE HEREUNDER ANY DEFENSE EXCEPT THE DEFENSE OF PAYMENT TO SUCH ASSIGNEE. Upon Lender's request, Borrower will acknowledge to any Assignee receipt of Lender's notice of assignment.

         12. JURY WAIVER. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

         13. GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with the laws of the Stat e of Oregon. This Note has been accepted by Lender in the State of Oregon.

         14. CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Multnomah County, Oregon.

         15. DEFINITIONS. Capitalized terms used in this Note, if any, that are not defined herein have the meanings assigned to those terms in the Business Loan Agreement between Borrower and Destination Capital, LLC dated August 24, 2004 (the "Loan Agreement").

         16. COLLATERAL. Borrower acknowledges this Note is secured by the Collateral described in the Loan Agreement and/or Security Agreement executed by Borrower and/or Grantor.

         17. SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower and Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

         18. GENERAL PROVISIONS. Lender may delay or forego enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who






4 - PROMISSORY NOTE
PDX/112816/141153/DLH/1385793.1
signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender's security interest in the Collateral and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. If there is more than one Borrower, the obligations of each Borrower under this Note are joint and several.

         UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY LENDER AFTER OCTOBER 3, 1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

         PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THIS NOTE.

         BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETE COPY OF THIS NOTE.

                                    BORROWER:

                                    CHRISTENSON VELAGIO, INC.



                                    By: /s/ A. MARK WALTER
                                       -----------------------------------------
                                    Title:  President


























5 - PROMISSORY NOTE
PDX/112816/141153/DLH/1385793.1